Vertro Announces Credit Facility With Bridge Bank N.A.

New Agreement Replaces Existing Facility and Reflects Vertro’s Streamlined Operations

NEW YORK, NY - December 23, 2009. Vertro, Inc., (NASDAQ:VTRO), today announced that it has entered into a new credit facility agreement with Bridge Bank N.A., a subsidiary of Bridge Capital Holdings (NASDAQ:BBNK). The facility is for up to $5 million with availability determined by a number of factors. At December 1, 2009, Vertro would have been eligible to draw down approximately up to $2.0 million under this line of credit.

Vertro entered into its original agreement with Bridge Bank N.A. on November 7, 2008. This original agreement was amended following the sale of the Company’s MIVA Media division in March 2009. The agreement announced today was structured around the Company’s continuing operations.

“We’re pleased to have negotiated this new facility and with the continued confidence of Bridge Bank in our financial strength and long term outlook,” commented Peter Corrao, Vertro’s President and CEO.

“The negotiation of this financing agreement is another important step as we continue to solidify our financial position. We believe our international marketing tests and ongoing product development strategy could provide us with significant growth opportunities, and that having this credit facility in place could enable us to more effectively capitalize on these opportunities. The Company has no immediate plans to draw down on its new credit facility.”

www.vertro.com
www.bridgebank.com

About Bridge Bank, N.A. and Bridge Capital Holdings
Bridge Bank, N.A. is Silicon Valley's full-service professional business bank. The bank is dedicated to meeting the financial needs of small, middle-market, and emerging technology businesses. It provides a comprehensive package of business banking solutions delivered through experienced, professional bankers. Bridge Bank is a unit of Bridge Capital Holdings, which holds a Global Select listing on The NASDAQ Stock Market under the trading symbol “BBNK.”

About Vertro, Inc.
Vertro, Inc. (NASDAQ:VTRO) is a software and technology company that owns and operates the ALOT product portfolio. ALOT's products are designed to 'Make the Internet Easy' by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web third party content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

Source: VTRO-G

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate", "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to develop and successfully market new products and services, and (3) the potential acceptance of new products in the market. Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q3 2009.

Alex Vlasto
Vertro, Inc.
212 231 2000